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                                                            Exhibit 99.(b)(8)(k)

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is made and executed by and between EquiTrust Life Insurance Company ("EquiTrust Life"), an Iowa corporation having its principal offices at 5400 University Avenue, West Des Moines, Iowa 50266; and CC Services, Inc. ("CCSI"), an Illinois corporation with its principal offices at 1701 Towanda Ave., Bloomington, Illinois 61702.

                                    RECITALS

CC Services, Inc. provides and obtains services on behalf of its affiliated insurer, COUNTRY Investors Life Assurance Company ("CILAC") (CCSI and CILAC collectively referred to herein as "COUNTRY").

COUNTRY desires to have EquiTrust Life provide services to COUNTRY with respect to certain variable annuity contracts (including variable settlement options, hereinafter referred to collectively as "annuity contracts ") and/or variable life insurance contracts to be issued by CILAC, and EquiTrust Life is willing to provide such services, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter expressed and for the consideration recited herein, CCSI and EquiTrust Life hereby covenant, stipulate and agree as follows:


PART 1 - SERVICES

1.1 SCOPE OF SERVICES. From and after the date of this Agreement, EquiTrust Life agrees to provide to COUNTRY financial reporting and service functions with respect to the annuity contracts and/or insurance contract forms underwritten and issued by CILAC, as identified and listed in the schedule of contract and policy forms and riders annexed hereto as Schedule A. Such financial reporting and service functions shall consist of the activities set forth and described in the Description of Services annexed hereto and incorporated herein as Schedule B, including all expenses and fees related thereto. Schedules A and B may be amended from time to time by mutual written agreement of CCSI and EquiTrust Life.

1.2 ADDITIONAL SERVICES. EquiTrust Life shall review any additional servicing requirements at the request of COUNTRY, and EquiTrust Life will provide COUNTRY with a written proposal to include specific services to be provided, an implementation schedule and any associated fees and expenses.

1.3 COMPENSATION. In consideration of its administrative services under this Agreement for and on behalf of COUNTRY, CCSI will pay EquiTrust Life such compensation and reimburse EquiTrust Life for such expenses in quarterly installments as are provided for in the schedule of administrative fees annexed hereto as Schedule C. EquiTrust Life agrees that the compensation payable pursuant to Schedule C shall be accepted by EquiTrust Life as full compensation from COUNTRY for the services described in Schedule B.

1.4 COUNTRY DIRECTIVES. EquiTrust Life shall, in all cases and at all times, to the extent there is reasonable notice thereof, observe and obey such rules, regulations, instructions and directives of COUNTRY as COUNTRY may, from time to time, promulgate for its operations, and shall not bind COUNTRY in contravention of any such rules, regulations, instructions or directives. EquiTrust Life shall not, however, upon reasonable prior notice to COUNTRY, be responsible for observing or obeying any rule, regulation, instruction or directive of COUNTRY, if, in so doing, EquiTrust Life, in the opinion

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of its counsel, would be in violation of any statute, rule or regulation promulgated by any governmental authority with jurisdiction thereover.

1.5 REFERRAL OF COMMUNICATIONS. EquiTrust Life shall handle all correspondence of a routine nature and other general functions necessary for satisfactory administration of CILAC's annuity contracts or life insurance contracts and shall maintain files relative thereto. EquiTrust Life shall immediately forward to COUNTRY copies of all complaints and all attorney letters or other communications notifying EquiTrust Life of threatened or actual litigation against EquiTrust Life or COUNTRY. COUNTRY shall forward to EquiTrust Life, immediately upon receipt, all complaints and inquiries, and all attorney letters containing complaints received by COUNTRY but appropriate for EquiTrust Life's response. EquiTrust Life will dispatch responses within a reasonable period or as required by appropriate law, whichever is sooner, and will copy COUNTRY on such responses to all complaints. COUNTRY shall have an opportunity to review EquiTrust Life's response to all attorney letters, and EquiTrust Life will not mail or otherwise transmit any such written responses to such attorney letters without the prior written approval of COUNTRY.


PART 2 - STANDARDS OF PERFORMANCE

2.1 LICENSURE. EquiTrust Life will be properly licensed with each state or other jurisdiction as required in order to provide the services described in this Agreement.

2.2 GENERAL STANDARD. All services to be provided by EquiTrust Life under this Agreement shall be performed in a professional manner consistent with reasonable industry standards consistent with the maintenance of an "A" or better rating as determined by A. M. Best and in accordance with all applicable laws and regulations.

2.3 RESERVATION OF MANAGEMENT AUTHORITY. Services rendered by EquiTrust Life hereunder are subject to the express limitation that they shall in no way constitute a relinquishment of the management responsibility of COUNTRY, which shall not be relieved of any obligation or liability to which it would otherwise be subject by law as a result of these services being rendered. COUNTRY retains ultimate and final authority to underwrite, issue policies, arrange reinsurance or otherwise service the policies as set forth in Schedule B. The authority granted and delegated in Schedule B can be amended or removed by terminating this Agreement pursuant to section 3.2 or amended, in the sole discretion of CCSI.


PART 3 - EFFECTIVE DATE, TERM; TERMINATION

3.1 EFFECTIVE DATE; TERM. This Agreement shall become and be effective on and as of January 1, 2004, and, unless sooner terminated pursuant to Section 3.2 hereof, shall thereafter continue in full force and effect until December 31, 2008 (the "Initial Term"); provided, however, upon written notice to EquiTrust Life on or before January 1, 2008, CCSI, at its sole option, may elect to extend the Initial Term for any period up to December 31, 2013; and provided further, however, after the Initial Term and any extension thereof, this Agreement, and all of its terms and provisions, as the same may have previously been amended by the parties, shall be automatically renewed and reconducted for successive 12 month renewal terms.

3.2 TERMINATION: After the conclusion of the Initial Term (including any extension) or any renewal term, this Agreement may be terminated:
   a. by either party with respect to new business, upon 365 days prior written notice to the other party;
   b. by CCSI with respect to business in force, upon 365 days prior written notice to EquiTrust Life;
   c. by CCSI, with respect to new business and/or business in force, upon written notice to EquiTrust Life in the event of the bankruptcy or insolvency of EquiTrust Life; or

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   d.   by either party upon prior written notice to the other party specifying the other party's breach or default in the performance of any material covenant or obligation of this Agreement and failure to cure or remedy such breach or non-performance within 30 days of the date on which notice of such breach or default is received, or such longer period as may be permitted by the party giving notice.

This Agreement may be terminated prior to the completion of the Initial Term (including any extension) only for the reasons stated in subparagraphs "c" and "d" above, or by the express written agreement of the parties.

3.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. Upon the termination of this Agreement, with respect to new business and/or business in force, EquiTrust Life shall promptly supply COUNTRY with copies of all claims and policy administration documents and all information necessary to administer the business covered by this Agreement, including data electronically stored. So long as this Agreement continues in force with respect to any business, the parties will continue to provide services and information to each other in the same manner and with the same diligence as from the inception of the Agreement.


PART 4 - INDEMNIFICATION

4.1 MUTUAL INDEMNIFICATION. EquiTrust Life agrees to indemnify and hold COUNTRY harmless from any liability, damages or losses which COUNTRY may incur as a result of any claims, actions or judgments, negligent or intentional, in connection with EquiTrust Life's provision of services to COUNTRY; provided, however, EquiTrust Life shall not be responsible for decisions made by COUNTRY or for actions as directed by COUNTRY in writing. COUNTRY similarly agrees to indemnify and hold EquiTrust Life harmless for decisions made by COUNTRY or actions as directed by COUNTRY in writing. Each party warrants to the other that its services and obligations as performed under this Agreement, including, but not limited to the materials used therein, will not infringe upon the proprietary interests or rights of third parties and each party will further indemnify, hold harmless and defend the other party, its directors, officers, agents and employees, against any infringement liability, claim or action as a result of the actions of the indemnifying party.

4.2 NOTICE OF CLAIM. If any claim is made by a party which would give rise to a right of indemnification under Section 4.1, the party entitled to indemnification (the "Indemnified Party") promptly will give notice of the claim to the party required to provide indemnification (the "Indemnifying Party"). The Indemnified Party will permit the Indemnifying Party to participate in such defense at the Indemnifying Party's expense. The Indemnifying Party will not, in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Party which will not be withheld unreasonably. The Indemnified Party shall cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating thereto.


PART 5 - GENERAL PROVISIONS

5.1 AUTHORIZED OFFICERS. CCSI represents that each of CILAC's officers identified in Schedule D, attached hereto and incorporated herein by reference (hereinafter referred to as "Authorized Officers"), are authorized within the scope of the officers' authority as described in Schedule D, to: (i) coordinate communications with EquiTrust Life with respect to this Agreement; (ii) provide to EquiTrust Life written requests and instructions with respect to the services provided for herein; and (iii) clarify with EquiTrust Life the specific scope and timing of records maintained, reports prepared and other services performed by EquiTrust Life. CILAC's Vice President, Life/Health Operations is authorized to agree in writing with EquiTrust Life on changes in the compensation payable by COUNTRY to EquiTrust Life to

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reflect changes in the scope and timing of the services. If EquiTrust Life receives any letter or other writing from an Authorized Officer of COUNTRY authorizing an officer of COUNTRY to sign documents on behalf of COUNTRY, then such officer shall be considered an Authorized Officer for purposes of this Agreement and Schedule D shall be considered amended accordingly. COUNTRY may amend Schedule D from time to time by giving notice to EquiTrust Life of the amendment.

5.2 CONFIDENTIAL INFORMATION. In performing the obligations arising under this Agreement, each party may have access to and receive disclosure of certain confidential or proprietary information of the other party (hereinafter "Confidential Information"). Each party shall take all reasonable steps necessary to protect the confidential and proprietary nature of all Confidential Information of the other party by affording thereto the same types of protection which the party in possession of Confidential Information of the other party affords its own confidential and proprietary information. Each party has adopted reasonable business practices to limit access and unauthorized disclosure of Confidential Information. The parties will only disclose Confidential Information with those having a sufficient reason to know such information and shall limit employee, vendor, agent and other third party access in accordance with the terms of this Agreement. Except as provided in this Agreement or as reasonably required to perform the services referenced herein, neither party shall, directly or indirectly, disclose or make available to any third party, or use for any purpose, any Confidential Information belonging to the other party, except as may be required by law. Notwithstanding the foregoing, Confidential Information shall not include: (i) any information which is or becomes generally available to the public or the insurance industry, other than as a result of a breach of this Agreement by the party obtaining the Confidential Information;
(ii) any information which is lawfully obtained by the party from a third party, provided that the third party is not, to the knowledge of the party obtaining the information, bound by a nondisclosure agreement with respect thereto; or
(iii) any information which subsequently develops from independent sources.

5.3 ANTI-MONEY LAUNDERING. The parties agree to cooperate in order to ensure compliance with the USA PATRIOT Act and any and all other related laws and regulations related to money laundering and financing of terrorism, including without limitation customer identification, and filing suspicious activity reports. Based upon their respective duties under this Agreement, the parties will coordinate in the development, implementation and monitoring of policies and procedures to comply with such requirements in the sale of the variable products described in this Agreement. Equitrust shall further provide anti-money laundering compliance services for any and all policy surrenders, payouts or disbursements and shall provide reports and data necessary for COUNTRY to fulfill its Anti-Money Laundering compliance responsibilities.

5.4 COUNTRY PROPERTY. All contract and policy forms, records and supplies furnished by COUNTRY to EquiTrust Life shall remain the property of COUNTRY and shall be turned over to COUNTRY promptly on demand. All other contract and policy forms or other supplies, and all underwriting files or other files pertaining to an annuitant's or insured's coverage, whether retained by COUNTRY or EquiTrust Life, shall be copied upon request and said copies provided to the other party. All licenses and other materials relating to government licensing or authorizations of COUNTRY with respect to this Agreement shall be and remain the property of COUNTRY and shall be turned over to COUNTRY by EquiTrust Life promptly upon demand.

5.5 INSPECTION OF BOOKS AND RECORDS. COUNTRY, or others on its behalf, shall have the right at any reasonable time to inspect all books and documents relating to the business administered under this Agreement. EquiTrust Life shall provide any and all information concerning the business administered hereunder required in order to administer this Agreement and to permit COUNTRY to comply with governmental regulations, examinations, audits and inspections.

5.6 CORPORATE AUTHORITY. EquiTrust Life and COUNTRY expressly represent and warrant that each has the authority to enter into this Agreement and that each is not nor will not be, by virtue of entering into

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this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person or corporation.

5.7 OFFICER AUTHORITY. The officers signing this Agreement on behalf of COUNTRY and EquiTrust Life represent and warrant that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.

5.8 INDEPENDENT CONTRACTOR. EquiTrust Life is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between COUNTRY and EquiTrust Life, nor shall EquiTrust Life's employees be considered employees of COUNTRY for any purposes.

5.9 ARBITRATION. In the event of any dispute arising between EquiTrust Life and COUNTRY with reference to the rights or liabilities of either party under this Agreement, the dispute shall be referred to three arbitrators (other than present or former officers or employees of EquiTrust Life, COUNTRY, any affiliated company or any company with a monetary interest in the dispute) familiar with the business of insurance. One of the arbitrators shall be chosen by EquiTrust Life, another by COUNTRY and a third by the first two. The decision of the arbitrators shall be binding and final. The standards to be used in the proceedings will be the Commercial Arbitration Rules of the American Arbitration Association. Each party shall initially pay the costs and fees of the arbitrator it selects, and the costs and fees of the third arbitrator shall be divided equally by the parties; PROVIDED, HOWEVER, that the prevailing party in any arbitration proceeding conducted pursuant to this Section shall be entitled to recover from the other party any costs or expenses incurred by the prevailing party in connection with the arbitration, including the fees of arbitrators and the reasonable fees of attorneys, actuaries, accountants and other experts.

5.10 ASSIGNMENT. Neither party may assign or delegate all or any part of its rights and duties under this Agreement without the prior written consent of the other party.

5.11 NON-WAIVER. The waiver of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition. No term, covenant or condition of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by the party charged therewith.

5.12 NOTICES. Any notice required or permitted under this Agreement shall be deemed sufficiently given and effective five (5) business days after deposit with the United States Postal Service, postage-prepaid, registered or certified, return-receipt-requested, by facsimile or other electronic transmission, or upon receipt if delivered personally. Such notice shall be directed as follows:

              EQUITRUST LIFE INSURANCE         CC SERVICES, INC.
              COMPANY
              William J. Oddy                  Barbara A. Baurer
              Chief Executive Officer          Chief Operating Officer
              5400 University Avenue           1701 Towanda Ave., PO Box 2000
              West Des Moines, Iowa 50266      Bloomington, Illinois 61702-2000


                                               With a copy to:

                                               Paul M. Harmon

                                               Secretary & General Counsel

                                               1701 N. Towanda Ave., PO Box 2000

                                               Bloomington, Illinois 61702-2000

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5.13 TITLES AND HEADINGS. The titles and headings appearing in this Agreement are included for convenience only and shall not be taken into account in the interpretation, construction or application of this Agreement.

5.14 AMENDMENT. Any amendment to this Agreement shall be in writing and signed by authorized representatives of both parties.

5.15 ENTIRE AGREEMENT. This Agreement, together with the several Schedules appended hereto and incorporated herein, constitutes the entire agreement between the parties relative to the subject matter hereof, superseding any and all prior understandings or agreements between the parties and any subsidiary, parent or affiliated company and may not be amended except by written instrument executed by the parties.

IN WITNESS WHEREOF, EquiTrust Life and CCSI have caused this Agreement to be subscribed and executed, in duplicate original, by their undersigned officers, duly authorized hereunto, on the dates hereinafter indicated.

EQUITRUST LIFE INSURANCE COMPANY                CC SERVICES, INC.


By: /s/ William J. Oddy                         By: /s/ Barbara a. Baurer
    William J. Oddy                                 Barbara A. Baurer
    Chief Executive Officer                         Chief Operating Officer
Date: December 23, 2003                         Date: December 26, 2003

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                                   SCHEDULE A


                 SCHEDULE OF CONTRACTS, POLICY FORMS AND RIDERS

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                                   SCHEDULE B


                             DESCRIPTION OF SERVICES


1. NEW BUSINESS
EquiTrust Life shall:
   (a) Receive all premiums and applications from CCSI, and shall date stamp and process those applications promptly.
   (b)  Premiums shall be deposited into a bank account of COUNTRY.
   (c)  Maintain all written communication pertinent to the application.
   (c) Initiate transfer of funds from another company including but not limited to 1035 exchanges, replacements and rollovers.

2. UNDERWRITING AND POLICY ISSUE
EquiTrust Life shall:
   (a)  Prepare a systems master file.
   (b)  Provide COUNTRY with view and updating access to all necessary data.
   (c)  Create policy and data pages.
   (d)  Verify that policies are issued as applied for or amended.
   (e) Mail, via Regular United States Postal Service, policies to applicant and/or registered representative in accordance with COUNTRY's instructions.
   (f)  Create a policy holder file.

3. POLICY HOLDER SERVICE
EquiTrust Life shall:
   (a) Maintain and store policy holder records, including back-up records, at its offices in West Des Moines, Iowa (computer, hard copy, microfilm or image system as applicable).
   (b)  Record all policy changes on master file.
   (c) Prepare electronic fund transfers and individual bills and group billing lists
   (d) Receive and respond to requests, standard complaints and inquiries from policy holders and other authorized people in accordance with COUNTRY's complaint procedures, subject to the provisions set forth in part 1
        Section 1.5.
   (e) Maintain and provide access to all written material reflecting documentation of system and system changes.
   (f) Receive and process all disbursement requests with confirmations to policy holder and registered representative in accordance with agreed upon procedures.
   (g)  Calculate and collect fees and taxes as applicable.
   (h) Receive and process policy holder service requests. Generate communications to confirm changes.

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   (i)  Receive and process policy holder requests for variable settlement/annuity options. Generate communications to confirm changes. Forward fixed settlement/annuity option requests to COUNTRY
   (j) Prepare periodic and non-periodic authorized disbursement payments by check to policy holders or designated payees and deliver in accordance with agreed upon procedures.
   (k) Withhold and report federal and state income tax to COUNTRY as required or requested by COUNTRY.
   (l)  Record and acknowledge assignments of ownership and collateral.
   (m)  Produce and mail periodic statements of account to policy holders.
   (n) Mail tax forms (Forms 1099 and 5498) to policy holders and other payees as required by law. Report such information to the IRS, and provide to COUNTRY any documentation with respect to these tax forms and reporting as COUNTRY may request.
   (o) Prepare and mail confirmation statements of financial transactions to policy holders with copies to registered representatives.
   (p) Provide information as needed to allow registered representative and broker-dealers to comply with SEC books and records requirements including providing updated address changes, and changes in contractholders investment directives.

4. CLAIMS PROCESSING
   EquiTrust Life shall provide COUNTRY with all necessary information to properly address claims and EquiTrust Life shall execute COUNTRY's instructions regarding processing of claims and process and settle claims at the direction of COUNTRY. COUNTRY and EquiTrust Life will cooperate concerning disputed claims and contract interpretations brought to COUNTRY's attention by EquiTrust Life, a member or agent. The original copy of files sent to COUNTRY shall be retained by EquiTrust Life unless requested by COUNTRY.

   EquiTrust Life shall:
   (a) Withhold and report federal and state income tax to COUNTRY as required or requested by COUNTRY.
   (b) Fulfill state requirements for Tax Notices and Consents in the payment of claims.
   (c)  Include statutory interest on the payment of claims when applicable.
   (d) Abide by the applicable state Unfair Claim Settlement Practices regulations.
   (e) Receive and respond to complaints in accordance with COUNTRY's complaint procedures, subject to the provisions set forth in part 1 Section 1.5.

5. AGENT COMPENSATION SERVICES
 EquiTrust Life shall:
   (a) Carry sufficient information on registered representatives of COUNTRY Capital Management Company so that proper identification of business issued can be appropriately credited.
   (b) Prepare and submit information to COUNTRY to allow registered representative and other compensation (including but not limited to agency manager compensation) to be determined.
   (c) Provide COUNTRY with production reports showing the production generated by each registered representative.
   (d) Execute instructions from COUNTRY for manual commission adjustments relative to variable business processed by EquiTrust Life, as necessary.

6. COLLECTION AND DISPOSITION OF FUNDS

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(a) EquiTrust Life shall act on behalf of COUNTRY in receiving and pursuing collection of funds from insureds, and agents. All funds so received and collected shall be deposited in a bank account for CILAC separate and apart from any funds belonging to EquiTrust Life or third parties.
(b) COUNTRY shall grant EquiTrust Life authority to disburse funds from such bank account for the following purposes:
    1.  Payment of return premiums.
    2.  Payment to CILAC of net amounts due to CILAC.
    3. Payment of policy proceeds including, but not limited to, surrenders and claims
    4. Remit Federal and State policy holder benefit withholding to CILAC for distribution to the proper authorities.

EquiTrust Life shall not disburse funds from the account for any other reason without written authorization from COUNTRY.

EquiTrust Life shall monitor the account balance on an as needed basis, determine daily funding needs and communicate deposit requests (and excess balances) to COUNTRY. When requested by EquiTrust Life, CILAC shall deposit funds in amounts sufficient to maintain a minimum balance in the account. It shall be the responsibility of COUNTRY to make deposits on a timely basis. The amount necessary to maintain a minimum balance shall be determined by COUNTRY.

7. SETTLEMENT INFORMATION

(a) Within 10 business days after the end of each quarter, EquiTrust Life shall report to COUNTRY the net due to or from CILAC; and the prior month's activity shall be reconciled by EquiTrust Life.
(b) EquiTrust Life shall, upon request, provide service reports to COUNTRY, including but not limited to the following reports:
    1.  Check Register.
    2. Premiums on a year-to-date basis, broken down by first year and renewals.
    3.  Benefits including but not limited to surrender, annuitization or death.
    4.  Standard production or marketing reports as agreed upon.
    5.  Reinsurance accounting reports.

       MONTHLY
       (1) Monthly Accounting File Containing
               (a)  Premiums by State
               (b)  Interest Credited.
               (c)  Surrenders by State
               (d)  Death Claims by State
               (e)  Any other Policyholder Benefits Paid by State.

       (2) Account Value by Subaccount totals
       (3) Reconciliation Report.
       (4) Reinsurance Accounting.

       QUARTERLY
       (1) Settlement Report (Reinsurance)

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       ANNUAL
       (1) Policy Exhibit by State Information
       (2) Death Claim Counts by State

8. OTHER SERVICES
 EquiTrust Life shall:
(a) Reconcile bank statements and cash accounts on a monthly basis.
(b) Furnish to COUNTRY all applicable data necessary for preparation of COUNTRY's NAIC Convention Blank, corporate tax return, AM Best Surveys and information required by regulators.
(c) Have responsibility for compliance with all existing statutory and existing regulatory requirements with respect to services provided hereunder.
(d) Provide historical record retention in hard copy, microfilm or image as applicable and in conformance with COUNTRY's retention policy.
(e) Maintain off-site computer disaster recovery backup and recovery tapes on a daily, weekly and monthly basis, with recovery time to mirror COUNTRY rules.
(f) Provide statutory reserve information, such as minimum death benefit reserves, contingency reserves, ETC., and supporting detail, as required by COUNTRY.
(g) Support financial, administrative, claim, regulatory and data processing audit reviews in accordance with guidelines agreed to with COUNTRY.
(h) Process special mailings and/or mailing inserts as reasonably required.
(i) To the extent not specifically provided for herein, EquiTrust Life will provide such services as are necessary to allow CILAC to comply with its obligations under the Variable Annuity, Supplemental Contract and Variable Universal Life Reinsurance Agreements with EquiTrust Life Insurance Company.
(j) Document procedures falling under this Agreement.
(k) Provide an Extranet site with access by COUNTRY's field representatives and authorized home office personnel.
(l) Provide information to COUNTRY regarding mortality, lapses and expenses which allows evaluation of profitability.
(m) Such other services or reporting as COUNTRY deems necessary at a price agreeable to both parties.
(n) Provide assistance regarding variable products which COUNTRY is unable to obtain or prepare (because the information or materials needed is solely in the possession of EquiTrust) which is necessary for IMSA Certification.

COUNTRY will notify EquiTrust Life in writing and, likewise, EquiTrust Life will notify COUNTRY in writing, if there are any changes in federal, state or local law, rules or regulations which affect the services provided to COUNTRY under this Agreement. EquiTrust Life will develop and implement the necessary changes and take other actions reasonably required so that the services continue to satisfy applicable laws, rules and regulations. COUNTRY may request in writing system changes not required by law, rule or regulation. EquiTrust Life will use its best effort to develop and implement these changes where the changes are practical and feasible at a pre-agreed upon cost.

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Direct expenses for items such as brochures, annual reports, prospectus and legal expenses shall be paid by COUNTRY. COUNTRY will provide quarterly totals by product for those expenses incurred that are recoverable through the reinsurance agreement.

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                                   SCHEDULE C

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                                   SCHEDULE D


                            CILAC AUTHORIZED OFFICERS


                                      TITLE

                     Vice President, Life/Health Operations
                           Chief Life/Annuity Actuary
                 Director, Individual Life/Health Administration

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